UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)     July 29, 2020

GUARANTY FEDERAL BANCSHARES, INC.

(Exact name of registrant as specified in charter)

Commission File Number: 0-23325

Delaware	43-1792717
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

2144 E Republic Road, Suite F200
Springfield, Missouri 65804

(Address of principal executive offices, including zip code)

(833) 875-2492

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act.

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value	GFED	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b–2 of the Securities Exchange Act of 1934 (§ 240.12b–2 of this chapter).  Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On July 29, 2020, Guaranty Federal Bancshares, Inc. (the “Company”) entered into a Subordinated Note Purchase Agreement (the “Purchase Agreement”) with certain institutional and accredited investors (the “Purchasers”) pursuant to which the Company sold and issued $20.0 million in aggregate principal amount of its 5.25% fixed-to-floating rate subordinated notes due 2030 (the “Notes”). The Notes were issued by the Company to the Purchasers at a price equal to 100% of their face amount. The Company intends to use the net proceeds it received from the sale of the Notes to support organic growth and for general corporate purposes. The Purchase Agreement contains certain customary representations, warranties and covenants made by the Company, on the one hand, and the Purchasers, severally and not jointly, on the other hand.

The Notes have a stated maturity of September 30, 2030, are redeemable by the Company at its option, in whole or in part, on or after September 30, 2025, and at any time upon the occurrences of certain events. Prior to September 30, 2025, the Company may redeem the Notes, in whole but not in part, only under certain limited circumstances set forth in the Note. On or after September 30, 2025, the Company may redeem the Notes, in whole or in part, at its option, on any interest payment date. Any redemption by the Company would be at a redemption price equal to 100% of the principal amount of the Notes being redeemed, together with any accrued and unpaid interest on the Notes being redeemed to but excluding the date of redemption. The Notes are not subject to redemption at the option of the holder.

The Notes will bear interest at a fixed rate of 5.25% per year, from and including July 29, 2020 to, but excluding, September 30, 2025 or earlier redemption date. From and including September 30, 2025 to, but excluding the maturity date or earlier redemption date, the interest rate will reset quarterly at a variable rate equal to the then current three-month term SOFR plus 519 basis points. As provided in the Notes, the interest rate on the Notes during the applicable floating rate period may be determined based on a rate other than three-month term SOFR.

Principal and interest on the Notes are subject to acceleration only in limited circumstances. The Notes are unsecured, subordinated obligations of the Company, are not obligations of, and are not guaranteed by, any subsidiary of the Company, and rank junior in right of payment to the Company’s current and future senior indebtedness. The Notes are intended to qualify as Tier 2 capital of the Company for regulatory capital purposes.

The Notes were offered and sold by the Company in a private placement transaction in reliance on exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), pursuant to Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D thereunder. The Notes are not subject to any sinking fund and are not convertible into or exchangeable for any other securities or assets of the Company or any of its subsidiaries.

The form of the Note and the form of the Purchase Agreement are attached as Exhibits 4.1 and 10.1, respectively, to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing descriptions of the Purchase Agreement and the Notes are summaries and are qualified in their entirety by reference to the full text of such documents.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated by reference into this Item 2.03.

Item 7.01.	Regulation FD Disclosure.

On July 30, 2020, the Company issued a press release announcing the completion of the offering of the Notes, a copy of which is furnished herewith as Exhibit 99.1.

In connection with the offering of the Notes, the Company delivered an investor presentation to potential investors on a confidential basis, a copy of which is furnished herewith as Exhibit 99.2.

The information contained in this Item 7.01 and Exhibits 99.1 and 99.2 shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of such section, nor will such information be deemed incorporated by reference in any filing under the Securities Act or the Exchange Act, except as may be expressly set forth by specific reference in such filing.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Form of 5.25% Fixed-to-Floating Rate Subordinated Note due 2030 (included as Exhibit A to the Form of Subordinated Note Purchase Agreement filed as Exhibit 10.1 hereto).

10.1	Form of Subordinated Note Purchase Agreement, dated July 29, 2020, by and among Guaranty Federal Bancshares, Inc. and the Purchasers

99.1	Press Release of Guaranty Federal Bancshares, Inc., dated July 30, 2020

99.2	Investor Presentation of Guaranty Federal Bancshares, Inc.

SignatureS

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: July 30, 2020	GUARANTY FEDERAL BANCSHARES, Inc.

By:	/s/ Shaun A. Burke
Name:	Shaun A. Burke